                                                                    Exhibit 10.7

EMPLOYMENT AND NONCOMPETE AGREEMENT

         THIS AGREEMENT, dated this 16th day of May, 1997, is made by and among PHILIP L. DUNAVANT, a resident of the State of Tennessee ("Executive"); MARK VII TRANSPORTATION COMPANY, INC., a Delaware corporation ("Employer"), a wholly owned subsidiary of MARK VII , INC., a Delaware corporation ("MARK VII").

RECITALS

         A. Employer, MARK VII, and its subsidiaries, are engaged in the business of freight transportation services, both providing and arranging transportation of goods. Subsequent references to Employer herein shall be deemed to also include MARK VII and its subsidiary corporations.

         B. Executive desires to continue to be employed by Employer as its Executive Vice President and Chief Financial Officer and Employer desires to employ Executive in such capacity under the terms set forth herein.

AGREEMENT

         In consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, sufficiency of which is hereby acknowledged by Executive and Employer, the parties agree as follows:

         1.       Employment and Term of Employment.

                  Employer hereby employs Executive and Executive hereby accepts employment which Employer for the term commencing on the date hereof and continuing until December 31, 2000, unless sooner terminated as provided in
Section 5.

         2.       Duties and Authority.

                  2.01 Duties and Position of Executive.

                       (a) Executive shall undertake and assume the responsibility for those duties that Employer's Board of Directors shall, from time to time, assign to Executive. Executive's principal duties as of the date of this Agreement shall be and are those typically performed by an Executive Vice President and Chief Financial Officer of a company.

                       (b) By appropriate action of Employer's Board of Directors, Executive has been elected as Executive Vice President and Chief Financial Officer of Employer. Executive shall be permitted to continue to serve as Executive Vice President and Chief Financial Officer of Employer for the duration of this Agreement provided and for so long as the performance standards of Paragraph 5.02 (c) below are attained.

                       (c) Executive shall, at all times, faithfully and to the best of his ability, experience and talents, perform the duties set forth herein or to which Executive may, in the future, be assigned, always acting solely in the best interests of the Employer.

         2.02 Time Devoted to Employment. Executive shall devote full time and attention to performance of assigned employment duties; provided, however, he shall be allowed to also pursue those separate and personal business interests which do not conflict or compete with the business of the employer directly or indirectly and which do not require personal services of the Executive. During the term of this Agreement, the Executive will not be involved in any transportation ventures other than those of the employer without the advance written authorization of the Employer's Board of Directors.

         It is also understood that the Executive is not hereby precluded from engaging in limited appropriate civic, charitable or religious activities.

         In the event the Employer's Board of Directors shall reassign the duties of Executive as Executive Vice President and Chief Financial Officer to another person, the Executive shall thereafter continue to serve the Employer engaged in the consultation, performance and management of those specific projects or duties to which he is assigned by the Employer and which are consistent with his experience and competence.

3.       Compensation.

         During the term of this Agreement, Employer shall pay to Executive the following compensation:

         3.01 Base Salary. Executive shall be paid an initial base salary of One Hundred Twenty-Five Thousand Dollars and No/100 Dollars ($125,000) per year ("Base Salary") payable in equal weekly installments of $2403.85. The Compensation Committee of the Employer's Board of Directors ("Committee") may review Executive's performance and adjust his Base Salary in its sole and absolute discretion. The Committee may increase the salary of the Executive at any time; provided, however, that the Committee may not reduce the Base Salary fixed in this Agreement.

         3.02 Bonus. In addition to the Base Salary, in each fiscal year (commencing with the fiscal year ending December 31, 1997), in which consolidated pre-tax profit (calculated on the basis of generally accepted accounting principles consistently applied) earned by Mark VII is equal to the consolidated Business Plan (as defined at 5.02 (c)) or exceeds 120% of the consolidated pre-tax profit earned in the previous fiscal year, Employer will pay Executive within 90 days following the close of the fiscal year a bonus equal to 40% of his base salary.

         Provided, however, in any fiscal year in which Mark VII does not attain Business Plan results but in which Mark VII earns consolidated pre-tax profit greater than the 1997 consolidated Business Plan, Executive shall be paid a minimum alternative bonus equal to 25% of his base salary for that fiscal year.

         In each plan year business plan revenue or business plan pre-tax profit shall be adjusted by the amount of the following items:

         (a) All charges of Employer to any affiliated company for services rendered shall be at present standards with any new services to be to charged at cost;

         (b) Any gain on the sale, casualty or other disposition of any capital asset of the Employer shall be deducted;

         (c) Any other income which was not the result of ordinary operations of the Employer shall be excluded;

         (d) Services of affiliated companies or business units shall be at cost or as agreed. If not, Executive may cause Employer to purchase such goods or services from unaffiliated sources.

"Pre-tax profit", as defined above shall be based upon generally accepted accounting principles consistently applied and as finally determined by the Company's independent CPA auditing firm.

         3.03 Car Allowance. In addition, the Executive shall receive $500 a month as a car allowance, plus the costs he incurs in operating his private automobile with respect to insurance, fuel, oil, filters, hoses, belts, license tags, one set of tires every four years and sales tax upon acquisition.

         3.04 Fringe Benefits/Vacation. Executive shall receive standard Mark VII fringe benefits, including three (3) weeks of vacation with pay each year.

         3.05 Reimbursement of Expenses. Employer shall reimburse Executive for ordinary, necessary and reasonable business expenses incurred to conduct or promote Employer's business, including travel and entertainment, provided Executive submits an itemization of such expenses and supporting documentation thereof, all according to Employer's generally applicable procedures.

         3.06 Stock Options and Stock Appreciation Rights. All Stock Options and Stock Appreciation Rights related to the Common Stock of Mark VII previously granted to the Executive by agreement between Mark VII and the Executive shall continue in full force and effect in accordance with their respective terms and conditions. By separate agreement, Employer shall provide Executive with an additional non-qualified option to purchase 10,000 shares of the common stock of Mark VII, Inc. exercisable at $29 per share. The option shall vest in three equal annual installments of 3,333 shares each commencing on May 16, 1998. Each portion of the option shall be exercisable subsequent to vesting and the entire option shall lapse on May 16, 2007, ten years subsequent to the effective date of grant. In addition, Executive will receive 3,000 stock appreciation rights under a separate agreement with an effective date of May 16, 1997 at a strike price of $29.

4.       Nondisclosure and Noncompetition.

         Executive hereby covenants and agrees as follows:

         4.01 Confidentiality. Executive acknowledges that as a result of his employment by Employer, he has, in the past, used and acquired and, in the future, will use and acquire knowledge and information used by Employer in its business and which is not generally available to the public or to persons in the transportation industry, including, without limitation, its future products, services, patents and trademarks; designs; plans; specifications; models; computer software programs; test results; data; manuals; methods of accounting; financial information; devices; systems; procedures; manuals; internal reports; lists of shippers and carriers; methods used for and preferred by its customers; and the pricing structure of its existing and contemplated products and service, except such information known by Executive prior to his employment by Employer ("Confidential Information"). As a material inducement to Employer to enter into this Agreement, and to pay to Executive the compensation set forth herein, Executive agrees that, during the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information, except to those persons authorized by Employer to receive Confidential Information and then only if use by such person is for Employer's benefit.


         4.02 Covenant Against Competition. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement and subject to the provisions of section 6.05 below, Executive shall not have any interest in or be engaged by any business or enterprise that is in the business of providing motor freight transportation services or arranging for the transportation of goods, including any business that acts as a licensed property broker or shipper's agent, which is directly competitive with any aspect of the business Employer now conducts or which Employer is conducting or is in the process of developing at the time of any competitive actions by Executive ("Prohibited Activity") except to the extent provided in section 2. For purposes of this Section 4.02, Executive shall be deemed to have an "interest in or be engaged by a business or enterprise" if Executive acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of any entity or (c) as an advisor, consultant, lender or other person related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, any Prohibited Activity. Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be a violation of this Section 4.02.

         4.03 Employment of Other Employees by Executive. During the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not directly or indirectly solicit for employment, or employ, except on behalf of Employer, any person who was an employee of Employer at any time during the six (6) months preceding such solicitation or employment.

         4.04 Judicial Amendment. If a court of competent jurisdiction determines any of the limitations contained in this Agreement are unreasonable and may not be enforced as herein agreed, the parties hereto expressly agree this Agreement shall be amended to delete all limitations judicially determined to be unreasonable and to substitute for those limitations found to be unreasonable the maximum limitations such court finds to be reasonable under the circumstances.

         4.05 Irreparable Injury. Executive acknowledges that his abilities and the services he will provide to Employer are unique and that his failure to perform his obligations under this Section 4 would cause Employer irreparable harm and injury. Executive further acknowledges that the only adequate remedy is one that would prevent him from breaching the terms of Section 4. As a result, Executive and Employer agree that Employer's remedies may include preliminary injunction, temporary restraining order or other injunction relief against any threatened or continuing breach of this Section 4 by Executive. Nothing contained in this Section 4.05 shall prohibit Employer from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

5.       Termination.

         5.01 Events Causing Termination. This Agreement shall terminate upon the first of the following events to occur:

         a) Lapse of the term hereof on December 31, 2000

         b) On the date of Executive's death;

         c) At Employer's option, upon Executive's disability as defined in section 5.02 (a) below, effective on the day Executive receives notice from Employer that it is exercising its option granted by this Section to terminate this Agreement;

         d) On the day Executive receives written notice from Employer that Executive's employment is being terminated for cause, as defined in section 5.02
(b) below;

         e) Subject only to an exception specified in Section 5.02 (d) below, fifteen (15) days after receipt by Executive of notice from Employer specifying any act of insubordination or failure to comply with any instructions of the Chief Executive Officer of Mark VII or any act or omission that the Chief Executive Officer believes, in good faith, does, or may, adversely affect Employer's business or operations provided Executive fails to remedy or cease said acts within said fifteen (15) day period;

         f) On the date Executive resigns or, at the Employer's option, the date Executive commits any act that is a material breach of this Agreement; and

         g) At Executive's option, on the date Employer commits any act that is a material breach of this Agreement.

         h) At Employer's option, upon the failure of Executive to attain the performance standards of Section 5.02 (c) below.

         5.02 Definitions. For purposes of Section 5.01 the following definitions shall apply:

         a) "Disability" means Executive's inability, because of sickness or other incapacity, whether physical or mental, to perform his duties under this Agreement for a period in excess of one hundred eight (180) substantially consecutive days, as professionally determined by two medical doctors licensed to practice medicine, one of which is selected by the Employer and one of which is selected by the Executive. In the event the doctors should disagree as to whether the Executive is disabled, they shall select a third licensed medical doctor to make such termination which shall be binding on the parties hereto.

         b) "Cause" means (i) a willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity to do so because of physical or mental illness (ii) a willful act by Executive that constitutes gross misconduct and which is materially injurious to Employer, (iii) Executive's commitment of any act of dishonesty toward Employer, theft of corporate property or unethical business conduct or (iv) Executive's conviction of any felony involving dishonest, or immoral conduct.

         c) "Business Plan" means that the Executive has participated in the preparation of a business plan of Mark VII for 1997, which has been submitted to, and approved by, the Board of Directors of MARK VII and Executive. For each calendar year thereafter, through and including 2000, annual business plans shall be submitted to, and approved by, the Board of Directors of MARK VII and Executive, which shall constitute the basis of annual performance reviews. If, at the time of any such annual performance review, Employer has attained less than 50% of the pre-tax profit projected in plan, then the Employer shall, in its sole and exclusive discretion, have the right to terminate this Agreement pursuant to Section 5.01 (h) above. For any year in which the Executive does not approve of the plan adopted by the Board, the performance standard shall amount to 110% of the previous year's consolidated pre-tax profit as defined in Paragraph 3.02 above.

6.       Payments Upon Termination.

         6.01 Payments Upon Executive's Death, Disability or Failure to Make Plan. Upon the termination of this Agreement pursuant to Section 5.01 (b) (death), Section 5.01 (c) (disability) or Section 5.01 (h) (failure to make plan), Employer shall pay, or cause to be paid, to Executive, his designated beneficiary or his legal representative,

         a) the current Base Salary as provided in Section 3.02 and fringe benefits as set forth in Section 3.04 through the period ending twelve (12) months after occurrence of the event causing termination; and

         b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination of this Agreement.

         c) plus in the event of death or disability, bonus pursuant to Section
3.02 pro-rated to the date of termination.

Employer shall not be obligated to make any other payments to Executive.

         6.02 Payments Upon Termination for Cause, Insubordination, Resignation or Breach by Executive. Upon termination of this Agreement pursuant to Section
5.01 (d) (cause), Section 5.01 (e) (insubordination), or Section 5.01 (f) (resignation or breach by Executive), Employer shall pay, or cause to be paid, to Executive,

         a) the Base Salary and fringe benefits (not including bonus) for the period ending on the date this Agreement is terminated pursuant to the appropriate subsection of Section 5.01; and

         b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination hereof.

Employer shall not be obligated to make any other payments to Executive.

         6.03 Payments Upon Expiration of Term or Termination for Breach by Employer. Upon termination of this Agreement pursuant to Section 5.01 (g) (Employer's breach), Employer shall pay to Executive the Base Salary set forth in Section 3.01, through December 31, 2000 plus bonus pursuant to Section 3.02. All compensation paid by Employer under the terms of this Section 6.03 shall be paid in the manner set forth in Section 3.

         6.04 Payment of Amounts Due Upon Termination and Mitigation. If Executive is entitled to payment of Base Salary, fringe benefits or business expenses upon termination of this Agreement, Employer shall make said payments within the ordinary course of its business and pursuant to the terms hereof. All compensation to which the Executive is entitled following termination such payment shall be reduced by the amount of compensation earned by the Executive from other employment.

         6.05 Effect of Termination on Nondisclosure, Noncompete and Nonsolicitation Provisions.

         a) The provisions of Sections 4.01, 4.02 and 4.03 (confidentiality, non-compete and nonemployment of other employees) of this Agreement shall survive termination hereof pursuant to Section 5.01 (d) (cause), Section 5.01
(e) (insubordination) or Section 5.01 (f) (resignation) even though the remaining terms and provisions of this Agreement shall be void, including the terms of Section 3 (compensation).

         b) Upon termination of this Agreement pursuant to Section 5.01 (a) (lapse of term) or Section 5.01 (h) (failure to make plan), Employer may elect to continue the obligations of Executive set forth in Section 4 (confidentiality, noncompete and nonemployment of other employees) for so long as the Employer continues to provide 125% of all compensation set forth in
Section 3, but not to exceed three years subsequent to termination.

         c) Upon termination pursuant to Section 5.01 (c) (disability) the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall survive for one year thereafter.

         d) Upon termination of this Agreement pursuant to Section 5.01 (g) (Employer breach), all of the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall be void.

7.       Conflict of Interest.

         During the term of this Agreement, Executive shall not, directly or indirectly, have any interest in any business which is a supplier of Employer without the express written consent of Employer's Board of Directors. Such interest shall include, without limitation, an interest as a partner, officer, director, stockholder, advisor or employee of or lender to such a supplier. An ownership interest of less than five percent (5%) in a supplier whose stock is publicly held or regularly traded shall not be a violation of this Section 7.

8.       Indemnification of Executive.

         The Employer will indemnify the Executive and hold him harmless (including reasonable attorney fees and expenses) to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which the Executive is a party or witness as a result of his employment with the Employer. This indemnification shall survive the termination of this Agreement.

9.       General Provisions.

         9.01 Location of Employment. Executive's principal office shall be located at Memphis, Tennessee, or at such other location where Employer and Executive shall mutually agree.

         9.02 Assignment. Neither party may assign any of the rights or obligations under this Agreement without the express written consent of the other party. For purposes of the foregoing sentence, the term "assign" shall not include an assignment of this Agreement by written agreement or by operation of law to any of Employer's wholly owned subsidiaries.

         9.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' heirs, successors and assigns, to the extent allowed herein.

         9.04 Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other part of this Agreement.

         9.05 Waiver. Waiver of any provision of this Agreement or any breach thereof by either party shall not be construed to be a waiver of any other provision or any subsequent breach of this Agreement.

         9.06 Notices. Any notice or other communication required or permitted herein shall be sufficiently given if delivered in person or sent by certified mail, return receipt requested, postage prepaid addressed to:


         Employer:         R. C. Matney, Chairman
                           Mark VII, Inc.
                           600 N. Emerson
                           Greenwood, IN 46143

         cc:               James T. Graves
                           Vice Chairman and General Counsel
                           Mark VII, Inc.
                           5310 St. Joseph Avenue
                           St. Joseph, Missouri 64505

         Executive:        Philip L. Dunavant
                           1586 Quail Pointe Cir. W.
                           Memphis, Tennessee 38120


or such other address as shall be furnished in writing by any such party. Any notice sent by the above-described method shall be deemed to have been received on the date personally delivered or so mailed. Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

         9.07 Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee, without considering its laws or rules related to choice of law.

         9.08 Ownership and Return of Documents and Objects. Every plan, drawing, blueprint, flowchart, listing of source or object code, notation, record, diary, memorandum, worksheet, manual or other document, magnetic media and every physical object created or acquired by Executive as part of his employment by Employer, or which relates to any aspect of Employer's business, is and shall be the sole and exclusive property of Employer. Executive shall, immediately upon Employer's request or upon termination of this Agreement for any reason, deliver to Employer each and every original, copy, complete or partial reproduction, abstract or summary, however reproduced, of all documents and all original and complete or partial reproductions of all magnetic media or physical objects owned by Employer then in Executives' possession.

         9.09 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         9.10 Attorney's Fees. If either party initiates arbitration proceedings to enforce the terms hereof, the prevailing party in such proceeding, on arbitration hearing, judicial trial or appeal, shall be entitled to its reasonable attorney's fees, costs and expenses to be paid by the losing party as fixed by the arbitrator.

         WITNESS WHEREOF, the parties have executed this Agreement on the 10th day of April, 1997 to be effective on the day and year first above written.

                                    THIS AGREEMENT CONTAINS A BINDING
                                    ARBITRATION PROVISION WHICH MAY
                                    BE ENFORCED BY THE PARTIES.

                                    MARK VII, INC.


                                    By: /s/ R. C. Matney
                                        ----------------------------------
                                            R. C. Matney, Chairman


                                    MARK VII TRANSPORTATION CO., INC.

                                    By: /s/ R. C. Matney
                                        -----------------------------------
                                            R. C. Matney, Chairman



                                    /s/ Philip L. Dunavant
                                    ---------------------------------------
                                    Philip L. Dunavant, in his
                                    individual capacity (Executive)